Exhibit 4.3

AMENDED AND RESTATED

WARRANT AGREEMENT

between

RLJ ENTERTAINMENT, INC.

and

COMPUTERSHARE INC. AND COMPUTERSHARE TRUST COMPANY, N.A.,
as Warrant Agent

Dated as of February 1, 2015

    THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of February 1, 2015, is by and between RLJ Entertainment, Inc., a Nevada corporation (the “Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (“Computershare Trust”). Computershare and Computershare Trust are collectively referred to in this Agreement as the Warrant Agent (the “Warrant Agent”).

WHEREAS, RLJ Acquisition, Inc. (“RLJ Acquisition”) entered into that certain Subscription Agreement, dated as of December 2, 2010 (the “Sponsor Warrants Purchase Agreement”), with RLJ SPAC Acquisition, LLC, a Delaware limited liability company (the “Sponsor”), an entity controlled by Robert L. Johnson, RLJ Acquisition’s Chairman of the Board of Directors (the “Founder”), pursuant to which the Sponsor purchased an aggregate of 6,666,667 warrants, bearing the legend set forth in Exhibit B hereto at a purchase price of $0.75 per warrant, in a private placement transaction occurring simultaneously with the closing of the Offering (as defined below) (collectively, the “Sponsor Warrants”); and

WHEREAS, RLJ Acquisition and the Sponsor were parties to that certain Contribution Agreement, dated October 3, 2012, pursuant to which the Sponsor contributed 2,850,000 Sponsor Warrants to RLJ Acquisition (which Sponsor Warrants were cancelled by RLJ Acquisition); and

WHEREAS, on February 22, 2010, RLJ Acquisition consummated an initial public offering (the “Offering”) of 14,375,000 units of equity securities, including units issued and sold pursuant to the underwriters’ over-allotment option, each such unit comprised of one share of RLJ Acquisition Common Stock (as defined below) and one Offering Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 14,375,000 warrants to public investors in the Offering (the “Offering Warrants”), each such Offering Warrant evidencing the right of the holder thereof to purchase one share of the common stock of RLJ Acquisition, par value $0.001 per share (the “RLJ Acquisition Common Stock”), for $12.00 per share, subject to adjustment as described herein; and

WHEREAS, RLJ Acquisition filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, No. 333-170947 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Offering Warrants and the RLJ Acquisition Common Stock included in the Units; and

WHEREAS, on October 3, 2012, the Company, RLJ Acquisition and the Continental Stock Transfer & Trust Company (the “Prior Warrant Agent”) entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which RLJ Acquisition assigned this Agreement to the Company and the Company assumed this Agreement from RLJ Acquisition; and

WHEREAS, RLJ Acquisition, the Company and Image Entertainment, Inc. (“Image”) were parties to that certain Agreement and Plan of Merger, dated as of April 2, 2012 (the “Merger Agreement”), which provided for the merger of RLJ Acquisition with and into RLJ Merger Sub I, Inc., a Nevada corporation and wholly owned subsidiary of the Company, pursuant to which, each share of RLJ Acquisition Common Stock was automatically converted into one newly issued share of common stock, par value $0.001 per share, of the Company (the “Common Stock”); and

WHEREAS, pursuant to the Merger Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, each Sponsor Warrant and each Offering Warrant were converted into the right to purchase one share of Common Stock of the Company rather than one share of RLJ Acquisition Common Stock; and

WHEREAS, RLJ Acquisition, the Company, Acorn Media Group, Inc. (“Acorn”) and the shareholders of Acorn were parties to that certain Stock Purchase Agreement, dated as of April 2, 2012, as amended, which provided, among other things, for the issuance of 1,150,000 warrants to purchase one share of Common Stock to the shareholders of Acorn on substantially the same terms as the Offering Warrants (the “Acorn Warrants”); and

WHEREAS, RLJ Acquisition, the Company, and the holders of preferred stock of Image were parties to that certain Preferred Stock Purchase Agreement, dated as of April 2, 2012, as amended, which provided, among other things, for the issuance of 150,000 warrants to purchase one share of Common Stock to the holders of preferred stock of Image on substantially the same terms as the Offering Warrants (the “Image Warrants”); and

WHEREAS, RLJ Acquisition, the Company and Wexford Spectrum Investors LLC (“Wexford”) were parties to that certain Consulting Agreement, dated as of September 18, 2012, which provided, among other things, for the issuance of 550,000 warrants to purchase one share of Common Stock to Wexford on substantially the same terms as the Offering Warrants (the “Wexford Warrants”); and

WHEREAS, the transactions contemplated by that certain Credit Agreement by and among the Company, as a Borrower, the other parties designated therein as Borrowers, the guarantors from time to time party thereto, the several banks and other financial institutions and Lenders from time to time party thereto, including Fortress Credit Corp. (“Fortress”), SunTrust, as Administrative Agent, Issuing Bank and a Lender, with SunTrust Robinson Humphrey, Inc. as Lead Arranger and Bookrunner, provided, among other things, for the issuance of 1,000,000 warrants to purchase one share of Common Stock to Fortress on substantially the same terms as the Offering Warrants (the “Fortress Warrants”); and

WHEREAS, the Sponsor Warrants, the Offering Warrants, the Acorn Warrants, the Image Warrants, the Wexford Warrants and the Fortress Warrants are referred to collectively as the “Warrants”; and

WHEREAS, the Company desires to replace the Prior Warrant Agent and to appoint the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, the Company and the Warrant Agent desire to amend and restate the prior Warrant Agreement to reflect all prior amendments to the Agreement, to reflect the appointment of the Warrant Agent and to adopt certain further amendments to the Agreement; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.                   Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.                   Warrants.

2.1.             Form of Warrant. Each Warrant shall be issued in registered form only and shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Secretary or other principal officer of the Company and the manual or facsimile countersignature of an authorized officer of the Warrant Agent. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2.              Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3.              Registration.

2.3.1.    Warrant Register. The Warrant Agent shall maintain books (the "Warrant Register"), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2.    Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the "Registered Holder") as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate (as defined below) made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4.               [Intentionally Omitted]

2.5.              Warrant Attributes.

2.5.1.    Sponsor Warrants. The Sponsor Warrants shall be identical to the Offering Warrants, except that so long as they are held by the Sponsor, the Founder or any of their Permitted Transferees (as defined below) the Sponsor Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination (as defined below), and (iii) shall not be redeemable by the Company; provided, however, that in the case of (ii), the Sponsor Warrants and any shares of the Common Stock held by the Sponsor and issued upon exercise of the Sponsor Warrants may be transferred by the Sponsor: (a) to the Company's officers or directors, any affiliate or family member of any of the Company's officers or directors or any affiliate of the Sponsor or to any limited partner(s) of the Sponsor; (b) in the case of the Founder, by gift to a member of the Founder's immediate family or to a trust, the beneficiary of which is a member of the Founder's immediate family, an affiliate of the Founder or to a charitable organization; (c) in the case of the Founder, by virtue of the laws of descent and distribution upon death of the Founder; (d) in the case of the Founder, pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or the Sponsor's limited liability agreement upon dissolution of the Sponsor; (f) in the event of the Company's liquidation prior to the completion of the Company's initial Business Combination; or (g) in the event that the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of the holders of the Company's equity securities issued in the Offering having the right to exchange their shares of the Common Stock for cash, securities or other property subsequent to the consummation of the Company's initial Business Combination; provided, however, that, in the case of clauses (a) through (d), these transferees (the "Permitted Transferees") enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

3.                    Terms and Exercise of Warrants.

3.1.              Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of the Common Stock stated therein, at the price of $12.00 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term "Warrant Price" as used in this Warrant Agreement shall mean the price per share at which shares of the Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2.              Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Merger Agreement (a “Business Combination”) and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes the Business Combination, (y) the liquidation of the Company, or (z) other than with respect to the Sponsor Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (other than with respect to a Sponsor Warrant) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Sponsor Warrant in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and to the Warrant Agent, and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3.               Exercise of Warrants.

3.3.1.    Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of the Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of the Common Stock and the issuance of such Common Stock, as follows:

 (a)            in lawful money of the United States, in good certified check or good bank draft payable to the order of the Company;

 (b)            in the event of a redemption pursuant to Section 6 hereof in which the Company's board of directors (the "Board") has elected to require all holders of the Warrants to exercise such Warrants on a "cashless basis," by surrendering the Warrants for that number of shares of the Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the "Fair Market Value", as defined in this subsection 3.3.1(b) by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the "Fair Market Value" shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof;

 (c)            with respect to any Sponsor Warrant, so long as such Sponsor Warrant is held by the Sponsor or its Permitted Transferees, by surrendering the Warrants for that number of shares of the Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the "Fair Market Value", as defined in this subsection 3.3.1(c), by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the "Fair Market Value" shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or

 (d)            as provided in Section 7.4 hereof.

 (e)               Upon receipt of a request to effect a cashless exercise, the Warrant Agent will promptly deliver a copy of the such request to the Company to confirm the number of Warrant Shares issuable in connection with the cashless exercise. The Company shall then calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this Warrant Agreement to calculate, confirm or verify the accuracy or the correctness of, the number of Warrant Shares issuable in connection with the cashless exercise.

3.3.2.    Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a certificate or certificates for the number of full shares of the Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of the Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless (i) a registration statement under the Securities Act with respect to the shares of the Common Stock underlying the Offering Warrants is then effective and a prospectus relating thereto is current and (ii) the Company shall have provided the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that the exercise of the Warrants has been registered under the Securities Act and the shares of the Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend, subject to the Company's satisfying its obligations under Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of the Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentence are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event shall the Company be required to net cash settle any Warrant.

3.3.3.    Valid Issuance. All shares of the Common Stock issued or issuable upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4.    Date of Issuance. Each person in whose name any certificate for shares of the Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of the Common Stock on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open.

3.3.5.    Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5: however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election, if the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder's Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates), to the Warrant Agent's actual knowledge, would beneficially own in excess of 9.8% (the "Maximum Percentage") of the shares of the Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of the Common Stock beneficially owned by such person and its affiliates shall include the number of shares of the Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of the Common Stock that would he issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For purposes of the Warrant, in determining the number of outstanding shares of the Common Stock, the holder may rely on the number of outstanding shares of the Common Stock as reflected in (1) the Company's most recent Form 10-K, Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company (the "Transfer Agent") setting forth the number of shares of the Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of the Common Stock then outstanding. In any case, the number of outstanding shares of the Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of the Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.                  Adjustments.

   4.1                  Stock Dividends.

4.1.1.    Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of the Common Stock is increased by a stock dividend payable in shares of the Common Stock, or by a split-up of shares of the Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of the Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of the Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of the Common Stock at a price less than the "Fair Market Value" (as defined below) shall be deemed a stock dividend of a number of shares of the Common Stock equal to the product of (i) the number of shares of the Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) multiplied by (ii) the quotient of (x) the price per share of the Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for the Common Stock, in determining the price payable for the Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) "Fair Market Value" means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2.    Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company's capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Common Stock in connection with a proposed initial Business Combination, (d) as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval or (e) in connection with the Company's liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an "Extraordinary Dividend"), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of the Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, "Ordinary Cash Dividends" means any cash dividend or cash distribution which, when combined on a per share of the Common Stock basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of the Common Stock issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Company's Offering).

    4.2.               Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of the Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of the Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of the Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3.               Adjustments in Exercise Price. Whenever the number of shares of the Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1  or 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of the Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of the Common Stock so purchasable immediately thereafter.

(a)	The number of Common Shares issuable upon the exercise of Warrants may be subject to adjustment from time to time upon the occurrence of certain events as set forth in subsections 4.1.1 or 4.2 above (any such circumstance set forth therein being an “Adjustment Events”). The Company hereby agrees that it will provide the Warrant Agent with reasonable notice of Adjustment Events. The Company further agrees that it will provide to the Warrant Agent with any new or amended exercise terms.

(b)	The Warrant Agent shall have no obligation under any Section of this Agreement to determine whether an Adjustment Event has occurred or to calculate any of the adjustments set forth herein.

4.4.              Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of the Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of the Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of the Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the "Alternative Issuance"); provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company's certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of the Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further, however, that if more than 30% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event, then the Warrant Price shall be reduced by an amount (in dollars) equal to the quotient of (x) $18 (subject to adjustment in accordance with Section 6.1 hereof) minus the Per Share Consideration (as defined below) (but in no event, less than zero), and (y): if the applicable event is announced on or prior to the third anniversary of the closing date of the initial Business Combination, 2; if the applicable event is announced after the third anniversary of the closing date of the initial Business Combination and on or prior to the fourth anniversary of the closing date of the initial Business Combination, 2.5; if the applicable event is announced after the fourth anniversary of the closing date of the initial Business Combination and on or prior to the Expiration Date, 3. "Per Share Consideration" means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of the Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of the Common Stock covered by subsection  4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5.             Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6.              No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number, the number of the shares of the Common Stock to be issued to such holder.

4.7.              Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8.             Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.                    Transfer and Exchange of Warrants.

5.1.              Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed, with any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2.              Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Sponsor Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3.              Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate for a fraction of a warrant.

5.4.              Service Charges: No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5.             Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.                   Redemption.

6.1.             Redemption. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the "Redemption Price"), provided that the last sales price of the Common Stock reported has been at least $17.50 per share (subject to adjustment in compliance with Section 4 hereof), on each of any twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below).

6.2.             Date Fixed for,  and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants, the Company shall fix a date for the redemption (the "Redemption Date"). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.3.             Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a "cashless basis" in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a "cashless basis" pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of the Common Stock to be received upon exercise of the Warrants, including the "Fair Market Value" (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4.              Exclusion of Sponsor Warrants. The Company agrees that the redemption rights provided in this Section 6 shall not apply to the Sponsor Warrants if at the time of the redemption such Sponsor Warrants continue to be held by the Sponsor or its Permitted Transferees. However, once such Sponsor Warrants are transferred (other than to Permitted Transferees under subsection 2.5.1), the Company may redeem the Sponsor Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Sponsor Warrants to exercise the Sponsor Warrants prior to redemption pursuant to Section 6.3. Sponsor Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Sponsor Warrants and shall become Offering Warrants under this Agreement.

7.                   Other Provisions Relating to Rights of Holders of Warrants.

7.1.              No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2.             Lost, Stolen, Mutilated. or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. The Warrant Agent shall issue replacement Warrants in a form mutually agreed to by Warrant Agent and the Company for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Warrant Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to the Warrant Agent that such certificates have been acquired by a bona fide purchaser. The Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3.              Reservation of the Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of the Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4.             Registration of the Common Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its best efforts to file with the Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration, under the Securities Act, of the shares of the Common Stock issuable upon exercise of the Warrants, and it shall use its best efforts to take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the shares of the Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such post-effective amendment or registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such post-effective amendment or registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a "cashless basis," by exchanging the Warrants (in accordance with Section 3(a)(9) of the Act or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the "Fair Market Value" (as defined below) by (y) the Fair Market Value. Solely for purposes of this Section 7.4, "Fair Market Value" shall mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. The Company shall provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this Section 7.4 is not required to be registered under the Securities Act and (ii) the shares of the Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. For the avoidance of any doubt, unless and until all of the Warrants have been exercised on a cashless basis, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4. In addition, the Company agrees to use its best efforts to register the shares of the Common Stock issuable upon exercise of a Warrant under the blue sky laws of the states of residence of the exercising Warrant holder to the extent an exemption is not available.

8.                    Concerning the Warrant Agent and Other Matters.

8.1.             Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of the Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2.              Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1.    Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days' notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company's cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2.    Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

8.2.3.    Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

 8.3.             Fees and Expenses of Warrant Agent.

8.3.1.    Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2.    Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

 8.4.             Liability of Warrant Agent.

8.4.1.    Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2.    Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, recklessness, bad faith, willful misconduct or fraud. The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, recklessness, bad faith, willful misconduct or fraud. Notwithstanding anything contained herein to the contrary, except for Warrant Agent’s bad faith, willful misconduct, recklessness, or fraud, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Warrant Agent is being sought.

8.4.3     Instructions. From time to time, the Company may provide the Warrant Agent with instructions concerning the services performed by the Warrant Agent hereunder.  In addition, at any time the Warrant Agent may apply to any officer of the Company for instruction, and may consult with legal counsel for the Warrant Agent or the Company with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Agreement.  The Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by the Warrant Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel.  The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

8.4.4.    Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of the Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of the Common Stock shall, when issued, be valid and fully paid and nonassessable.

8.5.             Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of the Common Stock through the exercise of the Warrants.

8.6.             Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind ("Claim") in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

8.7               Bank Accounts.  All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services under this Agreement (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company.  Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.).  Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party.  Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits.  Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

8.8               Delivery of Exercise Price.  Unless otherwise agreed with respect to a particular transaction,  Warrant Agent shall forward funds received for Warrant exercises in a given month by the fifth business day of the following transaction by wire transfer to an account designated by the Company.

9.                   Miscellaneous Provisions.

9.1.             Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2.             Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

RLJ Entertainment, Inc.
8515 Georgia Ave., Suite 650
Silver Spring, Maryland 20910
Attention: Chief Executive Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Inc.
250 Royall Street
Canton, MA  02021
Attn:  General Counsel

9.3.             Applicable  Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

9.4.             Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5.             Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6.             Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

9.7.             Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9.8.             Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Sponsor Warrants, shall require the written consent of the Registered Holders of 65% of the then outstanding Offering Warrants. Further, the Sponsor shall not vote any Warrants owned or controlled by it in favor of such amendment unless the Registered Holders of 65% of the Offering Warrants vote in favor of such amendment. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.  As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate form a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 9.8.

9.9.             Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

9.10.          Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.11.          Consequential Damages. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

9.12.          Force Majeure.  Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

9.13            Survival.  All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

Exhibit A Form of Warrant Certificate
Exhibit B Legend — Sponsor's Warrants

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

The Company:

RLJ ENTERTAINMENT, INC.

By:	/s/ ANDREW WILSON
Name: Andrew Wilson
Title: CFO

The Warrant Agent

COMPUTERSHARE, INC.

By:	/s/ MICHAEL LEGREGIN
Name: Michael Legregin
Title: Manager

COMPUTERSHARE TRUST Company, N.A.

By:	/s/ MICHAEL LEGREGIN
Name: Michael Legregin
Title: Manager

EXHIBIT A

WARRANT CERTIFICATE

 [TO BE INSERTED]

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH RU ACQUISITION, INC. (THE "COMPANY") COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF THE COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL, BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.